Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE QUARTER AND FULL YEAR ENDED DECEMBER 31, 2017

DENVER – March 12, 2018 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported financial and operating results for the quarter and full year ended December 31, 2017.

Highlights:

•	Fourth quarter 2017 Company production increased 41 percent year-over-year to 27,595 barrels of oil equivalent (“Boe”) per day and full year production grew by 77 percent to 25,086 Boe per day.
•	Fourth quarter production exceeded the high end of the Company’s updated guidance by 595 Boe per day and full year production was approximately at the midpoint of guidance.
•	Fourth quarter Permian Basin production increased 89 percent year-over-year to 25,481 Boe per day and full year production grew by 151 percent to 20,112 Boe per day.
•	4Q 2017 net loss to common shareholders was $3.9 million, or $0.18 per diluted share. Adjusted net income (a non-GAAP measure as reconciled below) was $9.6 million, or $0.42 per diluted share.
•

4Q 2017 Adjusted EBITDA (a non-GAAP measure as reconciled below) was $58.6 million, up 36 percent from $42.9 million in 3Q 2017. Full year 2017 Adjusted EBITDA was $172.8 million, up 23 percent from $140.8 million for full year 2016.

•	Successfully completed divestiture of Aneth Field to further strengthen Resolute’s balance sheet and complete the Company’s transformation to a Delaware Basin pure play.
•	Announced 2018 operating plan to optimize development and increase Permian production by more than 50 percent from 2017.

Rick Betz, Resolute’s Chief Executive Officer, said: “Following a year of significant accomplishments and transformation, today Resolute Energy is a more focused and efficient company.  We increased production in 2017 by 77 percent and believe that our best-in-class assets in the Delaware Basin position Resolute to rapidly accelerate growth and value creation.  We are executing on a clear plan and remain confident that our new drilling strategy will significantly improve well performance, reduce costs and increase year-over-year production by more than 50 percent.  We look forward to delivering strong returns to shareholders in 2018 and beyond.”

The Company will post an updated investor relations presentation on www.resoluteenergy.com which supplements the information provided in this press release.

Financial Highlights

Fourth quarter 2017 Adjusted EBITDA of $58.6 million was 36 percent higher than 3Q 2017 reflecting better price realizations and lower costs.  Oil and gas revenue net of production taxes was up 12 percent, primarily on higher product realizations, offset somewhat by lower volumes reflecting the Aneth Field sale and lower hedge realizations.  Lease operating expense (“LOE”) was down 36 percent compared to 3Q 2017, primarily reflecting the sale of the higher cost Aneth Field assets.

Full year Adjusted EBITDA was $172.8 million, up 23 percent compared to 2016.  The prior year benefited from an incremental $84.3 million contribution from realized derivative gains above those realized in 2017.

Through the course of 2017, and particularly following the sale of the Aneth assets, Resolute continued to significantly improve its cost structure.  Full year 2017 LOE was $8.66 per Boe, down 30 percent from 2016 and cash-based general and administrative expense (a non-GAAP measure reconciled below to GAAP-based G&A) per Boe, excluding one-time costs associated with the Aneth Field transaction, was down 36 percent to $3.27.  For the fourth quarter of 2017, LOE per Boe declined 36 percent from the prior quarter to $6.29. Cash-based G&A increased marginally in the fourth quarter to $3.68 per Boe reflecting certain year-end expenses.

Capital investment for the fourth quarter was $59.0 million, excluding acquisitions, divestitures and capitalized interest, of which approximately 69 percent was funded through internally generated cash flow (including the earnout payments described below).  Fourth quarter capital investment included $44.4 million of drilling and completion expenditures and $10.7 million spent on facilities and infrastructure.

Full year 2017 capital investment, excluding acquisitions, divestitures and capitalized interest was $302.3 million.  Permian investment accounted for 91 percent of this total and included $220.8 million for drilling and completion capital and $54.1 million spent on facilities and infrastructure.

In 2017 the Company realized $25.6 million in earnout payments from Caprock Midstream.  During 2018 and 2019 Resolute has the potential to earn up to an additional $39.8 million in earnout payments. While not accounted for as reductions in capital expenditures, the Company considers these as offsets to its total capital investment.

At December 31, 2017, the Company had $30 million outstanding under its revolving credit facility. This facility currently has a $210 million borrowing base.  At year-end 2017, debt-to-Adjusted EBITDA was 3.21x. Resolute expects to exit 2018 with a debt-to-Adjusted EBITDA ratio of between 2.80x and 2.95x, with further declines anticipated over a five-year outlook when using free cash flow to pay down debt.

Leverage and liquidity may be further enhanced by the positive impact from up to $10 million of contingency payments from the Aneth Field purchaser, payable in the fourth quarter of 2018, all of which has been or would be earned at today’s strip product prices, and potential proceeds from a midstream transaction involving the Company’s Bronco properties, which is currently being explored.

Operational Highlights

Fourth quarter 2017 Company production increased 41 percent year-over-year to 27,595 Boe per day and full year production increased by 77 percent to 25,086 Boe per day. Fourth quarter 2017 production included a contribution of approximately 2,100 Boe per day from the Company’s recently sold Aneth Field properties.  Fourth quarter production exceeded the high end of the Company’s updated guidance, as announced on November 6, 2017, by 595 Boe per day and full year production was slightly above the midpoint of guidance.

Fourth quarter Permian Basin production increased 89 percent year-over-year to 25,481 Boe per day and full year production grew by 151 percent to 20,112 Boe per day.

For the fourth quarter, Company production consisted of 52 percent oil, 75 percent liquids and 25 percent gas, and Permian Basin production consisted of 49 percent oil, 74 percent liquids and 26 percent gas.

During the fourth quarter of 2017, the Company spud seven gross horizontal wells, consisting of six long laterals and one mid-length lateral. Included in these wells were three Wolfcamp A wells, three Wolfcamp B wells and one Wolfcamp C well.  Four wells were completed during the fourth quarter, including two Wolfcamp A wells, one Wolfcamp B well and one Wolfcamp C well. Five wells were turned to production in the fourth quarter.

During the fourth quarter, five wells established peak 24-hour rates.  These wells averaged 319 Boe per day per 1,000 feet of completed lateral.  Notable among these wells was the Long Yuengling L03H, which established a peak 24-hour rate of 3,262 Boe per day from 7,615 completed lateral feet, or approximately 428 Boe per day per 1,000 feet of lateral.  Three of the wells that established peak 24-hour rates were Wolfcamp A completions that averaged 372 Boe per day per 1,000 feet of completed lateral.

In addition to Resolute’s successful Wolfcamp A and Upper B drilling programs, the Company has also tested the lower Wolfcamp B and the Wolfcamp C in Appaloosa and Mustang.  To date, Resolute has drilled two lower Wolfcamp B wells and four Wolfcamp C wells, three of which are producing.  The remaining three wells are expected to be on production in the coming weeks. Results of these wells are in the table below.

				Peak rate	Peak rate	Peak rate	Peak rate
			Length	24 hour	30 day	60 day	90 day
Well Name	Area[1]	Zone[2]	(feet)	Boe per day	Boe per day	Boe per day	Boe per day
South Elephant B307SL	A	LWCB	9,567	2,254	2,099	1,968	1,840
South Elephant C207SL	A	WCC	9,403	2,294	1,930	1,695	1,536
Uinta C101H	M	WCC	7,819	3,082	-	-	-
Thunder Canyon C107SL	M	WCC	Completing
Ranger C205SL	A	WCC	WOC
North Elephant B301SL	A	LWCB	Drilling

1. Area abbreviation legend: M – Mustang and A – Appaloosa

2. Zone abbreviation legend: LWCB – Lower Wolfcamp B and WCC – Wolfcamp C

The following tables provide an update of certain operating activities since October 1, 2017:

Drilling activity:

			Length			Spud to TD
Well Name	Area[1]	Zone[2]	(feet)	Status	TD date	(days)
Thunder Canyon C107SL	M	WCC	8,071	Completing	10/10/2017	16
Ranger C205SL	A	WCC	10,875	WOC	10/18/2017	27
Uinta C101H	M	WCC	8,066	Producing	10/29/2017	25
Ranger U06SL	A	UWCA	9,700	WOC	11/1/2017	18
Ranger L05H	A	LWCA	9,702	WOC	11/1/2017	30
Ranger L03H	A	LWCA	9,864	WOC	1/27/2018	18
Ranger L01H	A	LWCA	9,749	WOC	2/10/2018	25
Ranger U04H	A	UWCA	9,826	WOC	2/11/2018	22
Ranger U02H	A	UWCA	9,722	WOC	2/26/2018	21
Ranger B104SL	A	UWCB	9,731	WOC	3/1/2018	27
North Elephant B301SL	A	LWCB	10,000	Drilling	-	-
Ranger B102SL	A	UWCB	10,000	Drilling	-	-
Sandlot State L02H	M	LWCA	6,500	Drilling	-	-
Sandlot State B101SL	M	UWCB	6,500	Drilling	-	-
Sandlot State U01H	M	UWCA	6,500	Drilling	-	-
Sandlot State L04H	M	LWCA	6,500	Drilling	-	-

1. Area abbreviation legend: M – Mustang and A – Appaloosa and B – Bronco

2. Zone abbreviation legend: LWCA – Lower Wolfcamp A; UWCA – Upper Wolfcamp A; WCB –Wolfcamp B; LWCB – Lower Wolfcamp B; WCC –Wolfcamp C

Completion activity:

			Length	First	Frac	Proppant per
Well Name	Area[1]	Zone[2]	(feet)	sales	stages	foot (lbs)
Ace L06H	M	LWCA	7,699	10/3/2017	31	1,804
South Elephant C207SL	A	WCC	9,403	11/5/2017	35	1,809
South Elephant B307SL	A	LWCB	9,567	11/5/2017	38	1,801
Long Yuengling L03H	M	LWCA	7,615	11/21/2017	31	1,800
Long Yuengling U04H	M	UWCA	7,724	11/21/2017	32	1,799
Uinta C101H	M	WCC	7,819	1/26/2018	32	1,809
Ranger U06SL	A	UWCA	WOC
Ranger L05H	A	LWCA	WOC
Ranger C205SL	A	WCC	WOC
Thunder Canyon C107SL	M	WCC	Completing
Ranger U04H	A	UWCA	WOC
Ranger L03H	A	LWCA	WOC
Ranger B104SL	A	UWCB	WOC
Ranger U02H	A	UWCA	WOC
Ranger L01H	A	LWCA	WOC

1. Area abbreviation legend: M – Mustang and A – Appaloosa and B – Bronco

2. Zone abbreviation legend: LWCA – Lower Wolfcamp A; UWCA – Upper Wolfcamp A; WCB –Wolfcamp B; LWCB – Lower Wolfcamp B

Production Activity:

				Peak rate	Peak rate	Peak rate	Peak rate
			Length	24 hour	30 day	60 day	90 day
Well Name	Area[1]	Zone[2]	(feet)	Boe per day	Boe per day	Boe per day	Boe per day
North Goat B101SL	A	UWCB	10,062	2,362	2,284	2,176	2,013
Ace L06H	M	LWCA	7,699	2,735	2,622	2,508	2,341
South Elephant C207SL	A	WCC	9,403	2,294	1,930	1,695	1,544
South Elephant B307SL	A	LWCB	9,567	2,254	2,099	1,968	1,840
Long Yuengling L03H	M	LWCA	7,615	3,262	2,991	2,667	2,358
Long Yuengling U04H	M	UWCA	7,724	2,559	2,293	2,215	2,109
Uinta C101H	M	WCC	7,819	3,095	-	-	-

1. Area abbreviation legend: M – Mustang and A – Appaloosa and B – Bronco

2. Zone abbreviation legend: LWCA – Lower Wolfcamp A; UWCA – Upper Wolfcamp A; WCB –Wolfcamp B

See “Cautionary Statements” below for a discussion of the nature of these production metrics.

Fourth Quarter and Annual Comparative Results

Resolute recorded a net loss available to common shareholders of $3.9 million, or $0.18 per share, on revenue of $89.3 million during the three months ended December 31, 2017.  Included in the net loss was $10.2 million of commodity derivative losses.  This compares to a net loss available to common shareholders of $20.6 million, or $1.23 per share, on revenue of $62.7 million during the three months ended December 31, 2016.  The 2016 loss included commodity derivative losses of $8.0 million.  Resolute recorded adjusted net income (net income excluding non-cash derivative mark-to-market gain (loss) and non-cash stock-based compensation expense), a non-GAAP measure, of $9.6 million, or $0.42 per diluted share, for the quarter. This compares to an adjusted net income for the comparable prior period of $5.7 million, or $0.27 per diluted share.

During 2017, Resolute recorded a net loss available to common shareholders of $7.7 million, or $0.35 per share, on revenue of $303.5 million.  The 2017 loss included $5.7 million of commodity derivative losses.  This compares to net loss available to common shareholders of $161.7 million, or $10.33 per share, on revenue of $164.5 million during the year ended December 31, 2016.  The 2016 loss included commodity derivative losses of $19.8 million and a non-cash impairment charge of $58 million.  Resolute recorded adjusted net income for 2017 of $14.0 million, or $0.61 per diluted share. This compares to an adjusted net loss for the comparable prior period of $48.8 million, or $3.09 per diluted share.

Fourth Quarter and Annual 2017 Results Compared to

Fourth Quarter and Annual 2016 Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	($ thousands, except per-Boe amounts)		($ thousands, except per-Boe amounts)
Production (MBoe):
Permian	2,344	1,242	7,341	2,927
Aneth	195	560	1,815	2,255
Total production	2,539	1,802	9,156	5,182

Daily rate (Boe)	27,595	19,583	25,086	14,157

Revenue per Boe (excluding commodity derivative settlements)	$35.16	$34.78	$33.14	$31.74
Revenue per Boe (including commodity derivative settlements)	$35.15	$44.98	$33.55	$48.73

Revenue	$89,255	$62,667	$303,478	$164,478
Commodity derivative settlements	(30)	18,361	3,730	88,010
Adjusted revenue	89,225	81,028	307,208	252,488

Operating expenses:
Lease operating expense	$15,969	$17,621	$79,308	$63,699
Production and ad valorem taxes	5,231	4,041	23,351	16,270
Depletion, depreciation, amortization and asset retirement obligation accretion	28,201	16,763	92,089	50,462
Impairment of proved oil and gas properties	—	—	—	58,000
General and administrative expense	19,104	8,968	48,537	32,627
Cash-settled incentive awards	7,164	16,650	16,174	34,926

Net loss available to common shareholders	$(3,872)	$(20,648)	$(7,708)	$(161,722)

Adjusted net income (loss)	$9,552	$5,745	$13,950	$(48,797)

Adjusted EBITDA	$58,594	$48,986	$172,756	$140,809

Adjusted EBITDA (a non-GAAP measure): During the fourth quarter of 2017, Resolute generated $58.6 million of Adjusted EBITDA, a twenty percent increase from the prior year, during which Resolute generated $49.0 million of Adjusted EBITDA.  The increase in Adjusted EBITDA was the result of increased revenue due to increased production, partially offset by decreased commodity derivative settlements as compared to the prior period.

During 2017, Resolute generated $172.8 million of Adjusted EBITDA, a 23 percent increase from the prior year period during which Resolute generated $140.8 million of Adjusted EBITDA.  The increase in Adjusted EBITDA resulted primarily from the reasons noted above, as well as increased revenue from increased commodity pricing as compared to the 2016 period offset by the payment of performance-based restricted cash awards due to the achievement of multiple performance targets.

Production:  Production for the quarter ended December 31, 2017, increased 41 percent to 2,539 MBoe, or 27,595 Boe per day, as compared to 1,802 MBoe, or 19,583 Boe per day, during the fourth quarter of 2016.  Production for 2017 increased 77 percent to 9,156 MBoe, or 25,086 Boe per day, from 5,182 MBoe, or 14,157 Boe per day, during 2016.  The increases from the comparable prior year period were attributable to positive results from our 2017 Permian Basin drilling and completion program.

Fourth quarter 2017 production from the Company’s Permian Basin properties increased 89 percent to 25,481 Boe per day, as compared to 13,495 Boe per day produced in the fourth quarter of 2016, and increased thirteen percent from the 22,629 Boe per day produced during the third quarter of 2017.  During 2017, production increased 151 percent to 20,112 Boe per day from the 7,996 Boe per day during 2016.

Production from the Company’s Aneth Field properties decreased 65 percent to 2,114 Boe per day, as compared to 6,086 Boe per day produced in the fourth quarter of 2016, and decreased 64 percent from the 5,937 Boe per day produced during the third quarter of 2017.  During 2017, production decreased to 4,974 Boe per day as compared to 6,161 Boe per day during 2016, in each case the decrease was primarily a result of the disposition of these properties in November 2017.

Revenue:  During the fourth quarter of 2017, Resolute realized a 42 percent increase in revenue as compared to the prior year quarter due to increased production attributable to positive results from the 2017 Permian Basin drilling and completion program.  Revenue for the quarter was $89.3 million as compared to $62.7 million in the prior year period.  Resolute realized a ten percent increase in adjusted revenue as compared to the prior year quarter.  Adjusted revenue (revenue including commodity derivative settlements), a non-GAAP measure, for the quarter was $89.2 million, including the effect of commodity derivative settlement losses of $0.1 million.  Adjusted revenue for the comparable prior year period was $81.0 million, including the effect of commodity derivative settlement gains of $18.4 million.

During 2017, Resolute realized an 85 percent increase in revenue as compared to 2016, due to increased production attributable to the 2017 Permian Basin drilling and completion program.  Revenue for 2017 was $303.5 million as compared to $164.5 million during 2016.  During 2017, Resolute realized a 22 percent increase in adjusted revenue as compared to 2016. Adjusted revenue for 2017 was $307.2 million, including the effect of commodity derivative settlement gains of $3.7 million, compared to adjusted revenue for 2016 of $252.5 million, including the effect of commodity derivative settlement gains of $88.0 million.

Operating Expenses:  For the fourth quarter of 2017, LOE decreased $1.7 million, or nine percent, to $16.0 million, or $6.29 per Boe, as compared to fourth quarter 2016 LOE of $17.6 million, or $9.78 per Boe.  Aggregate LOE decreased due to the disposition of Aneth Field in November 2017.  The 36 percent decrease in unit operating expense is due to the significant increase in production from mid-length and long lateral wells in the Delaware Basin, which increased by a greater percentage than the associated LOE, as well as the sale of the higher-cost Aneth Field properties.  Production taxes increased by $1.2 million, or 29 percent, to $5.2 million (six percent of revenue) from $4.0 million in 2016 (six percent of revenue).  On a Boe basis, production taxes decreased to $2.06 per Boe in 2017 from $2.24 per Boe in 2016.

For 2017, LOE increased 25 percent to $79.3 million, or $8.66 per Boe, from 2016 LOE of $63.7 million, or $12.29 per Boe.  The decrease in unit operating expense is primarily due to the significant increase in production from mid-length and long lateral horizontal wells in the Delaware Basin, which increased by a greater percentage than the associated LOE.  Production taxes increased by $7.1 million, or 44 percent, to $23.4 million (eight percent of revenue) as compared to $16.3 million (ten percent of revenue), and decreased on a Boe basis to $2.55 per Boe in 2017 from $3.14 per Boe in 2016.  The lower production and ad valorem taxes as a percentage of revenue in 2017 as compared to 2016 is attributable to the increase in the percentage of revenue realized in the state of Texas, which has a lower tax rate than the Aneth Field properties in Utah.  This decrease is also the result of the timing of the assessment of ad valorem taxes, as they are assessed on January 1st of each year, based on the producing wells at that point in time and are not updated for wells that come online throughout the year.

For the fourth quarter of 2017, depletion, depreciation, amortization and accretion (“DD&A”) expense increased 68 percent to $28.2 million as compared to the fourth quarter of 2016 DD&A expense of $16.8 million.  On a Boe basis, DD&A expense increased to $11.11 per Boe in 2017 from $9.30 per Boe in 2016 due primarily to the ratio of capitalized costs increasing by a greater percentage than the associated proved reserve quantities between the two periods.

For 2017, DD&A expense increased 82 percent to $92.1 million as compared to 2016 expense of $50.5 million principally as a result of the 77 percent increase in production.  DD&A expense on a Boe basis remained relatively unchanged at $10.06 per Boe in 2017 compared to $9.74 per Boe in 2016.

Pursuant to full cost accounting rules, Resolute performs a ceiling test each quarter on proved oil and gas assets.  No impairment was recorded during the quarter and year ended December 31, 2017.  However, the Company recorded a $58 million non-cash impairment of the carrying value of proved oil and gas properties during 2016.

General and Administrative Expense:  Resolute’s general and administrative expense increased over 100 percent to $19.1 million during the fourth quarter of 2017, as compared to $9.0 million during the same period in 2016.  The $10.1 million increase resulted primarily from one-time fees of approximately $6.5 million that were incurred in connection with the closing of the Aneth Field sale, as well as increases in share-based compensation due to a shift from granting principally cash-based incentive awards to equity-based long-term incentive awards.  Cash-based general and administrative expense for the fourth quarter of 2017 was $9.3 million, or $3.68 per Boe, compared to $7.8 million, or $4.33 per Boe, in the comparable 2016 period.  Share-based compensation expense, a non-cash item, represented $3.2 million for the fourth quarter of 2017 and $1.2 million for the fourth quarter of 2016.

During 2017, general and administrative expense increased to $48.5 million as compared to $32.6 million during 2016.  The $15.9 million, or 49 percent, increase primarily resulted from the reasons noted above, as well as restoration of short-term incentive compensation awards, which had been reduced during 2016 in response to lower commodity prices.  Cash-based general and administrative expense for 2017 was $29.9 million or $3.27 per Boe, compared to $26.6 million, or $5.13 per Boe in the comparable 2016 period.  Share-based compensation expense represented $12.1 million for 2017 and $6.0 million for 2016.

Cash-settled Incentive Awards:  Cash-settled incentive award expense decreased to $7.2 million during the fourth quarter of 2017 as compared to $16.7 million in the fourth quarter of 2016. This decrease was the result of the achievement of multiple performance targets, which primarily occurred in 2016, that are based on the Company’s stock price under the performance-based restricted cash awards as well as a decrease in expense related to the fair value of the cash-settled stock appreciation rights under the long-term incentive program. Actual cash payments during the quarter were $0.1 million.

For 2017, cash-settled incentive award expense decreased to $16.2 million as compared to $34.9 million for 2016. The 2017 decrease in expense is a result of the reasons noted above. Actual cash payments during the 2017 period were $12.0 million.

Capital Expenditures:  During the quarter ended December 31, 2017, Resolute incurred oil and gas related capital expenditures of approximately $52.9 million, after earnout payments of $6.1 million received from Caprock Midstream and excluding capitalized interest of $5.0 million.  During 2017, Resolute incurred oil and gas related capital expenditures of approximately $276.7 million, after earnout payments of $25.6 million received from Caprock Midstream and excluding the Delaware Basin Bronco Acquisition of $161.3 million and capitalized interest of $15.8 million.  These capital investments were primarily for drilling and completion projects in the Delaware Basin.

Liquidity and Capital Resources: Outstanding indebtedness of $555 million at December 31, 2017, consisted of $30 million in revolving credit facility debt and $525 million of senior notes, compared to total indebtedness of $538.3 million at December 31, 2016, an increase of $16.7 million. In January 2017, we repaid all amounts outstanding on the prior Secured Term Loan Facility. In May 2017, Resolute issued an additional $125 million aggregate principal amount of the Company’s 8.50% senior notes due 2020, under the same indenture as the $400 million senior notes that were previously issued. In October 2017, we entered into the Second Amendment to the Third Amended and Restated Credit Agreement. This amendment reaffirmed our borrowing base under the Credit Agreement at $218.8 million. As a result of the disposition of the Aneth Field assets, our borrowing base was reduced to $210 million.

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

($ in thousands, except per share data)

	Years Ended December 31,
	2017	2016	2015
Revenue:
Oil	$254,606	$148,336	$137,893
Gas	25,572	10,661	12,628
Natural gas liquids	23,300	5,481	4,123
Total revenue	303,478	164,478	154,644
Operating expenses:
Lease operating	79,308	63,699	79,393
Production and ad valorem taxes	23,351	16,270	19,985
Depletion, depreciation, amortization, and asset retirement obligation accretion	92,089	50,462	94,338
Impairment of proved oil and gas properties	—	58,000	705,000
General and administrative	48,537	32,627	31,447
Cash-settled incentive awards	16,174	34,926	1,185
Total operating expenses	259,459	255,984	931,348
Income (loss) from operations	44,019	(91,506)	(776,704)
Other income (expense):
Interest expense, net	(43,449)	(50,684)	(64,358)
Commodity derivative instruments gain (loss)	(5,655)	(19,784)	76,492
Contingent payment derivative instrument gain	3,464	—	—
Other income (expense)	95	343	(63)
Total other income (expense)	(45,545)	(70,125)	12,071
Loss before income taxes	(1,526)	(161,631)	(764,633)
Income tax benefit (expense)	293	(91)	22,354
Net loss	(1,233)	(161,722)	(742,279)
Preferred stock dividends	(6,475)	—	—
Net loss available to common shareholders	$(7,708)	$(161,722)	$(742,279)
Net loss per common share:
Basic and diluted	$(0.35)	$(10.33)	$(49.55)
Weighted average common shares outstanding:
Basic and diluted	21,889	15,767	14,986

Reconciliation of Non-GAAP Measures

In this press release, the term “adjusted net income (loss)” is used. Adjusted net income (loss) is a non- GAAP financial measure and is equivalent to net income available to common shareholders excluding non-cash items identified as affecting comparability of earnings between periods, which are non-cash mark-to-market gains (losses) and non-cash stock-based compensation expense. Resolute’s management uses adjusted net income (loss) to evaluate the Company’s operating performance and believes that investors’ understanding of our performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future trends and operations. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income (loss) available to common shareholders to adjusted net income (loss).

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	($ in thousands)		($ in thousands)
Net loss available to common shareholders	$(3,872)	$(20,648)	$(7,708)	$(161,722)
Accumulated undeclared dividend	—	(1,185)	—	(1,185)
Adjusted net loss available to common shareholders	(3,872)	(21,833)	(7,708)	(162,907)
Adjustments:
Mark-to-market loss	10,204	26,406	9,385	107,794
Stock-based compensation	3,220	1,172	12,273	6,316
Adjusted net income (loss)	$9,552	$5,745	$13,950	$(48,797)
Adjusted net income (loss) per common share:
Basic	$0.44	$0.32	$0.64	$(3.09)
Diluted	0.42	0.27	0.61	(3.09)

In this press release, the term “Adjusted EBITDA” is used. Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, nonrecurring cash-settled incentive awards, mark-to-market commodity derivative gain (loss), gains and losses on the sale of assets and ceiling write-down of oil and gas properties. Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income (loss) to Adjusted EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	($ in thousands)		($ in thousands)
Net loss	$(1,333)	$(20,648)	$(1,233)	$(161,722)
Adjustments:
Interest expense, net	8,446	11,354	43,449	50,684
Income tax (benefit) expense	(265)	91	(293)	91
Depletion, depreciation, amortization and asset retirement obligation accretion	28,201	16,763	92,089	50,462
Impairment of proved oil and gas properties	—	—	—	58,000
Aneth transaction costs	6,545	—	6,545	—
Stock-based compensation	3,220	1,172	12,273	6,316
Cash-settled incentive awards accrued	7,163	16,650	16,174	34,926
Cash-settled incentive awards paid	(123)	(2,802)	(2,169)	(5,742)
Mark-to-market loss	10,204	26,406	9,385	107,794
Contingent consideration gain	(3,464)	—	(3,464)	—
Total adjustments	59,927	69,634	173,989	302,531
Adjusted EBITDA	$58,594	$48,986	$172,756	$140,809

In this press release, the term “cash-based general and administrative expense” is used.  We define cash-based general and administrative expense (non-GAAP measure) as consolidated general and administrative expense adjusted to exclude non-cash share based compensation expense and one-time, non-recurring, transaction related expenses (transaction costs or fees).  An example of such fees and expenses are the fees and expenses that were incurred in conjunction with the closing of the Aneth Field sale.  Resolute’s management believes cash-based general and administrative expense is an important metric that enables management to evaluate the Company’s activities and operations consistently between periods and through the normal course of our activities and operations.  This information differs from measures of our activities and operations determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of our activities and operations prepared in accordance with GAAP.  This measure may not be equivalent to similarly titled measures of other companies.  The table below reconciles Resolute’s general and administrative expense to cash-based general and administrative expense.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	($ in thousands)		($ in thousands)
General and administrative expenses	$19,104	$8,968	$48,537	$32,627
Adjustments:
Non-cash share based compensation	3,218	1,168	12,074	6,033
One-time transaction related expenses	6,545	—	6,545	—
Cash-based general and administration expenses	$9,341	$7,800	$29,918	$26,594

Earnings Call Information

Resolute will host an investor call on Tuesday, March 13, 2018, at 10:00 AM EDT. To participate in the call please dial (866) 548-4713 from the United States and Canada or (323) 794-2093 from outside the U.S. and Canada. Participants should dial in five to ten minutes before the scheduled time and must be on a touchtone telephone to ask questions. A replay of the call will be available through March 19, 2018, by dialing (844) 512-2921 from the U.S. and Canada, or (412) 317-6671 from outside the U.S. and Canada. The conference call replay number is 8258890.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements; however the absence of these words does not mean the statements are not forward-looking. Such forward looking statements include statements regarding; future leverage ratios; future drilling plans and activity; future financial, operating results and shareholder returns; future liquidity and availability of capital; future infrastructure and other capital projects; the anticipated benefits of our 2018 development strategy; our plans and expectations regarding our future development activities including drilling and completing wells; the number of such potential projects, locations and productive intervals; contingency payments from the Aneth Field purchaser; potential proceeds from a midstream transaction with the Bronco properties; future earnout payments. Resolute will evaluate its capital expenditures in relation to its liquidity and cash flow and may adjust its activity and capital spending levels based on acquisitions, changes in commodity prices, the cost of goods and services, production results and other considerations. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: uncertainties regarding future actions that may be taken by Monarch in furtherance of its intent to nominate director candidates for election at the Company’s 2018 annual meeting of stockholders; potential operational disruption caused by Monarch’s future actions; the Company’s ability to successfully implement its strategy to create long-term stockholder value; depressed commodity prices; the volatility of oil and gas prices including the price realized by Resolute; inaccuracy in reserve estimates and expected production rates; potential write downs of the carrying value and volumes of reserves as a result of low commodity prices; the discovery, estimation, development and replacement by Resolute of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility and any additional indebtedness that we may incur; potential borrowing base reductions under our revolving credit facility; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; Resolute’s dependence on third parties for installation of gas gathering and processing infrastructure, oil gathering facilities and water disposal facilities and potential delays relating thereto;  the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; potential power supply limitations or delays; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; adverse changes in government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection, fracing operations and venting/flaring; potential climate related change regulations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water during and after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; and cyber security risks.  Actual results may differ materially from those contained in the forward looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2017, subsequent quarterly reports on Form 10-Q and subsequent filings with the Securities and Exchange Commission (the “SEC”) for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement. Production rates, including “early time” rates, 24-hour peak IP rates, 30, 60, 90, 120 and 150 day peak IP rates, for both our wells and for those wells that are located near to our properties are limited data points in each well’s productive history and represent three stream gross production. These rates are sometimes actual rates and sometimes extrapolated or normalized rates. As such, the rates for a particular well may change as additional data becomes available. Peak production rates are not necessarily indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose. Equally, the way we calculate and report peak IP rates and the methodologies employed by others may not be consistent, and thus the values reported may not be directly and meaningfully comparable. Lateral lengths described are indicative only. Actual completed lateral lengths depend on various considerations such as leaseline offsets. Standard length laterals, sometimes referred to as 5,000 foot laterals, are laterals with completed length generally between 4,000 feet and 5,500 feet. Mid-length laterals, sometimes referred to as 7,500 foot laterals, are laterals with completed length generally between 6,000 feet and 8,000 feet. Long laterals, sometimes referred to as 10,000 foot laterals, are laterals with completed length generally longer than 8,000 feet. This press release may include certain non-GAAP financial measures. When applicable, a reconciliation of these measures to the most directly comparable GAAP measure is presented.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition and development of unconventional oil and gas properties in the Delaware Basin portion of the Permian Basin of west Texas. For more information, visit www.resoluteenergy.com. The Company routinely posts important information about the Company under the Investor Relations section of its website. The Company's common stock is traded on the NYSE under the ticker symbol "REN."

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600, extension 1555

hbjuengling@resoluteenergy.com